Item 77C - Matters submitted to a vote of security holders:

BofA Cash Reserves, BofA Money Market Reserves, BofA Government Plus Reserves, BofA Government Reserves and BofA Treasury Reserves

On March 31, 2016, a special meeting of shareholders of each of BofA Cash Reserves, BofA Money Market Reserves, BofA Government Plus Reserves, BofA Government Reserves and BofA Treasury Reserves was held to consider the approval of the proposal(s) listed in each proxy statement for such meeting. Proposals 1, 2, 3, 4 and 5 noted below were voted on by shareholders of BofA Cash Reserves, BofA Money Market Reserves, BofA Government Plus Reserves, BofA Government Reserves and BofA Treasury Reserves, respectively, at their March 31, 2016 meeting of shareholders. The results of the shareholder meetings are as follows:

Proposal 1: A proposed Agreement and Plan of Reorganization pursuant to which TempFund, a series of BlackRock Liquidity Funds, would acquire substantially all of the assets of, and assume certain stated liabilities of, BofA Cash Reserves in exchange for shares of the TempFund to be distributed pro rata by BofA Cash Reserves to its shareholders in complete liquidation and termination of BofA Cash Reserves was approved as follows:

Fund			Votes For		Votes Against	Abstentions
BofA Cash Reserves	6,217,889,831.760	6,854,046.999	142,883,657.206

Broker Non-Votes
0

Proposal 2: A proposed Agreement and Plan of Reorganization pursuant to which TempFund, a series of BlackRock Liquidity Funds, would acquire substantially all of the assets of, and assume certain stated liabilities of, BofA Money Market Reserves in exchange for shares of the TempFund to be distributed pro rata by BofA Money Market Reserves to its shareholders in complete liquidation and termination of BofA Money Market Reserves was approved as follows:

Fund				Votes For		Votes Against
BofA Money Market Reserves	11,513,285,695.596	29,310,645.862

Abstentions  		Broker Non-Votes
678,866,624.442		0


Proposal 3: A proposed Agreement and Plan of Reorganization pursuant to which FedFund, a series of BlackRock Liquidity Funds, would acquire substantially all of the assets of, and assume certain stated liabilities of, BofA Government Plus Reserves in exchange for shares of the FedFund to be distributed pro rata by BofA Government Plus Reserves to its shareholders in complete liquidation and termination of BofA Government Plus Reserves was approved as follows:

Fund				Votes For		Votes Against
BofA Government Plus Reserves	1,234,332,768.740	1,433,654.340

Abstentions		Broker Non-Votes
1,458,787.000		0


Proposal 4: A proposed Agreement and Plan of Reorganization pursuant to which Federal Trust Fund, a series of BlackRock Liquidity Funds, would acquire substantially all of the assets of, and assume certain stated liabilities of, BofA Government Reserves in exchange for shares of the Federal Trust Fund to be distributed pro rata by BofA Government Reserves to its shareholders in complete liquidation and termination of BofA Government Reserves was approved as follows:

Fund				Votes For		Votes Against
BofA Government Reserves	3,378,577,499.720	2,909,965.040

Abstentions  		Broker Non-Votes
145,715,347.570		0


Proposal 5: A proposed Agreement and Plan of Reorganization pursuant to which T-Fund, a series of BlackRock Liquidity Funds, would acquire substantially all of the assets of, and assume certain stated liabilities of, BofA Treasury Reserves in exchange for shares of the T-Fund to be distributed pro rata by BofA Treasury Reserves to its shareholders in complete liquidation and termination of BofA Treasury Reserves was approved as follows:

Fund			Votes For		Votes Against	Abstentions
BofA Treasury Reserves	6,943,240,322.356	98,990,320.084	22,494,695.130

Broker Non-Votes
0